Exhibit 99.1

News Release

Contact:	Randy Belote (Media)
(703) 875-8525
randy.belote@ngc.com

Northrop Grumman Elects Thomas M. Schoewe to Its Board of Directors

LOS ANGELES – Aug. 19, 2011 – Northrop Grumman Corporation (NYSE: NOC) announced today that it has elected Thomas M. Schoewe, former executive vice president and chief financial officer (CFO) of Wal-Mart Stores Inc. to its board of directors. The addition of Schoewe increases Northrop Grumman’s board of directors to 12 members, 11 of whom are nonemployee directors.

A photo accompanying this release is available at: http://media.globenewswire.com/noc/mediagallery

“We are delighted that Tom Schoewe has joined our board of directors,” said Wes Bush, chairman, chief executive officer and president. “We look forward to benefitting from his extensive corporate experience and financial expertise as we continue to focus on performance for our shareholders, customers and employees.”

Schoewe was executive vice president and CFO for Wal-Mart Stores Inc. from 2000 to 2010. Prior to his employment at Walmart, he was senior vice president and chief financial officer for Black and Decker Corporation, where he also served as vice president of finance and vice president of business planning and analysis. Before joining Black and Decker, Schoewe worked for Beatrice Companies, where he was CFO and controller of Beatrice Consumer Durables Inc.

Schoewe serves on the boards of directors of Kohlberg Kravis Roberts and Company and PulteGroup Inc. He earned a Bachelor’s of Business Administration degree in finance from Loyola University, Chicago, Ill.

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in aerospace, electronics, information systems, and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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811-348

Northrop Grumman Corporation

1840 Century Park East • Los Angeles, CA 90067

www.northropgrumman.com/media